Exhibit 99.1

LOS ANGELES  •  MONTREAL  •  LONDON •  TOKYO  •  HYDERABAD  •  HONOLULU •  BUCHAREST

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum / Allyson Pooley

Integrated Corporate Relations
 Phone:  310.395.2215

JAMDAT ANNOUNCES THAT STOCKHOLDERS

APPROVE ACQUISITION BY ELECTRONIC ARTS

LOS ANGELES, CA (February 13, 2006) – Global wireless entertainment publisher JAMDAT Mobile Inc. (NASDAQ: JMDT) announced today that its stockholders approved the Company’s acquisition by Electronic Arts Inc. (EA) at a special meeting held on Friday, February 10, 2006 in Santa Monica, CA.  Stockholders will receive $27.00 in cash for each JAMDAT share they own following the closing of the transaction.

JAMDAT and EA previously announced that the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was terminated effective January 3, 2006.  All other regulatory approvals required for the acquisition have been received.  The companies expect the acquisition to close in February 2006.

About JAMDAT Mobile Inc.

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content.  JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Tetris®, Downtown Texas Hold ‘Em, Lemonade Tycoon®, Bejeweled®, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®.  JAMDAT distributes its applications through wireless carriers around the world. For more information, please visit www.jamdat.com.

Safe Harbor Statement — JAMDAT Mobile Inc.

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include anticipated growth in the handset market, its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. JAMDAT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

JAMDAT MOBILE INC.

3415 S. SEPULVEDA BLVD. SUITE 700, LOS ANGELES, CA 90034  USA